Exhibit 107
Calculation of Filing Fee Table
Form F-3
(Form Type)
Gambling.com Group Limited
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, no par value per share	457(c)	10,099,284	$9.76	(2)	$98,569,011.84	0.00011020	$10,862.31	(3)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A		N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A			N/A				N/A	N/A	N/A	N/A
Total Offering Amounts							N/A		$10,862.31
Total Fees Previously Paid									N/A
Total Fee Offsets									N/A
Net Fee Due									$10,862.31
(1)This prospectus relates to the resale or other distribution by the selling shareholders named herein of up to 10,099,284 ordinary shares of the Registrant.
(2)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low prices for a share of the Registrant’s ordinary shares as reported on the Nasdaq Global Market on May 16, 2023, which date is a date within five business days prior to the filing of this registration statement.
(3)Calculated in accordance with Rule 457(c) under the Securities Act with respect to the 10,099,284 ordinary shares registered pursuant to this prospectus that have not previously been registered.